CHINA YONGXIN PHARMACEUTICALS INC. ANNOUNCES SECOND
QUARTER 2009 FINANCIAL RESULTS

CHANGCHUN, China and LOS ANGELES, Oct. 14, 2009 /PRNewswire-Asia — China Yongxin Pharmaceuticals, Inc. (OTC Bulletin Board: CYXN - News; “China Yongxin Pharmaceuticals” or “the Company”), a leading manufacturer, distributor and retailer of pharmaceuticals in Northeastern China, today announced its unaudited financial results for the second quarter of 2009 which ended June 30, 2009.

Revenues for the second quarter of 2009 were essentially flat at approximately $14.6 million compared to the second quarter of 2008, with a marginal increase due to an increase in revenue from its retail drug stores offset by a decrease in volume from its pharmaceutical wholesale business. Revenues from retail drug stores were $6.0 million, compared to $5.8 million for the same period in 2008, which included a 10.9% increase for existing same store sales. A broader product portfolio, in addition to increased marketing activities, contributed to the growth.  During the quarter, the Company launched one new chain drug store in Tianjin.

"We believe our business during the first half of 2009 was impacted by customers waiting for specifics on the new healthcare reform plan.  On August 18th the Chinese government issued China’s Essential Drug List (EDL) which included 307 commonly used pharmaceuticals. These will be subsidized by the government to provide easier access to all citizens.  China Yongxin distributes 295 products included on this list and we believe our Company will benefit from the government’s efforts to boost domestic spending, in addition to the new healthcare reform which is gaining momentum,” commented Mr. Yongxin Liu, Chairman and Chief Executive Officer of China Yongxin. “We have added 12 high margin pharmaceutical products with exclusive distribution rights in Jilin province in the first half of 2009 and we expect this to drive market share gains and growth during the balance of this year.”

Cost of goods sold for the second quarter was approximately $11.9 million, yielding a gross profit of $2.7 million and gross margins of 18.6%, compared to $2.9 million in gross profit and a gross margin of 19.6% during the second quarter of 2008. The slight decrease in gross margins was primarily attributable to the slight increase in cost of goods sold.

Operating expenses for the three months ended June 30, 2009, were $1.5 million, compared to approximately $1.6 million in the same period in 2008. Selling expenses for the period decreased marginally to $0.2 million from the year ago period. The Company prudently managed utilities usage, transportation costs and sales people to effectively reduce selling expenses and maintain gross profit. General and administration expenses for the three months ended June 30, 2009 increased approximately 30.7% to $0.8 million, compared to $0.6 million in the same year ago period, with the majority of the increase related to auditing expenses.

Operating income for the second quarter of 2009 totaled approximately $1.2 million, a 9.0% decrease from the $1.3 million reported for the second quarter of 2008. Operating margins were 8.1% and 9.0% for the second quarter of 2009 and 2008, respectively.

For the second quarter of 2009, net income was approximately $1.0 million, a 44.8% increase from the $0.7 million reported during the second quarter of 2008. The increase was primarily related to the absence of a $0.2 million interest expense which occurred during the second quarter of 2008. Diluted earnings per share were $0.03 compared to $0.02 for the second quarter of 2009 and 2008 respectively, based upon 32.0 million and 32.1 million shares. The income tax was $0.5 million compared to $0.6 million in the second quarter of 2008 with an effective tax rate of 28.2% in the second quarter.

Six Month Results

For the six months ended June 30, 2009, revenues decreased approximately 19.4% to $23.8 million compared to the same period in 2008. Gross profit was $4.9 million for the first six months of 2009, representing a decrease of 8.1% from the first six months of 2008. Gross margins were 20.8% for the first six months of 2009 compared to 18.2% for the same period in 2008.

Income from operations was $1.8 million for the first six months of 2009, representing a decrease of 27.6% over the first six months of 2008. Operating margins were 7.7% for the first six months of 2009 compared to 8.6% for the first six months of 2008.  Net income decreased marginally to $1.5 million for the six months ended June 30, 2009 compared to the same period in 2008. Diluted earnings per share were $0.05 compared to $0.05 for the first six months of fiscal 2009 and 2008 respectively, based upon 32.0 million and 32.1 million shares.

Balance Sheet and Cash Flow

Cash and cash equivalents totaled $1.6 million on June 30, 2009, compared to $0.6 million on December 31, 2008, while the Company maintained a short-term loan payable of $2.2 million.  Accounts receivable grew 17.2% to $7.1 million from $6.0 million on December 31, 2008. Days sales outstanding stood at 43 compared to 37 in the second quarter of last year. The Company had a current ratio of 1.8 to 1 on June 30, 2009 and stockholders’ equity of $19.7 million.  For the first six months of 2009, the Company generated $1.0 million in cash from operations versus $2.0 million for the same period in 2008.

Business Development

On March 9, 2009, China Yongxin formally launched its Electronic Diagnosis System.  To date the Company has installed 20 systems in Yongxin chain drugstores, all located in Changchun, Jilin. The System enables its customers to remotely receive a medical diagnosis and conveniently purchase prescription drugs at the store.  The Company is always working to improve the level of service it offers, and leverage its large and growing base of “Member” customers who are entitled to discounts, rebates and special offers. This strategy, in addition to selling a broader array of higher margin health, beauty and cosmetics products, has increased customer retention and improved revenue and profitability in this business segment.

Since the beginning of 2009, China Yongxin has signed 12 exclusive distribution agreements for Jilin province with several well known Pharmaceutical Manufacturers including Tianjin Smith Kline & French Laboratones Ltd. As of June 30, 2009, China Yongxin has approximately 216 drugs with exclusive distribution rights in Jilin province. This portfolio is a key component of its long term growth strategy to leverage the large distribution center and channels established to drive incremental future revenue growth.  These agreements are typically one year in duration and renewable.

China Yongxin recently secured loans from local banks and rural credit unions totaling $2.9 million with terms ranging from 1 to 3 years and are renewable after the initial terms. These funds will be utilized to provide working capital for the Company’s distribution segment as it capitalizes on new organic growth opportunities supported by the government’s new healthcare initiative.

“With enhanced government support, specifically the commencement of China’s $126 billion health care reform plan focused on providing a broader spectrum of healthcare services and pharmaceutical products to all Chinese residents, we are confident that our modernized logistic center and distribution channels, broad customer base of chain drugstores, extensive product portfolio, and committed management team will enable us to resume our growth momentum and capitalize on a long-term, secular growth opportunity," concluded Mr. Liu.

About China Yongxin Pharmaceuticals, Inc.

China Yongxin Pharmaceuticals, Inc. was founded in 1993 as the Changchun Yongxin Dirui Medical Co., Ltd. (Yongxin), a wholesale drug distributor. Its products include Chinese traditional medicines, pharmaceutical preparations, natural health products, health food, cosmetics, and medical equipment. It began retail operations in 2004, and in 2005, it gained franchise rights from one of the world's largest drug chains for China's Jilin Province. By the end of 2007, the Company had become one of the fastest growing pharmaceutical companies in China through its retail chain of 93 drug outlets as well as wholesale distribution and manufacturing operations in Northeastern China. For more information about China Yongxin Pharmaceuticals, please visit http://www.yongxinchina.com.

Forward Looking Statements

This news release contains certain "forward- looking statements." Forward-looking statements are based on current expectations and assumptions and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, and many of which are beyond the Company's control. The forward-looking statements are also identified through the use of words "believe," enable," "may," "will," "could," "intends," "estimate," "anticipate," "plan," "predict" "probable," "potential," "possible," "should," "continue," and other words of similar meaning. Actual results could differ materially from these forward-looking statements as a result of a number of risk factors detailed in the Company's periodic reports filed with the SEC. Given these risks and uncertainties, investors are cautioned not to place undue reliance on such forward-looking statements and no assurances can be given that such statements will be achieved. China Yongxin Pharmaceutical Inc. does not assume any duty to publicly update or revise the material contained herein.

Contact:
For the Company:
Mr. Sam Liu, COO
China Yongxin Pharmaceuticals, Inc.
(626) 581-9098
Email:  info@yongxinchina.com

Investors:
Mr. Matthew Hayden, HC International
Tel: +1-561-245-5155
Email: matt.hayden@hcinternational.net
Web: http://www.hcinternational.net

Source: China Yongxin Pharmaceuticals, Inc.

CHINA YONGXIN PHARMACEUTICALS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF JUNE 30, 2009 AND DECEMBER 31, 2008
(UNAUDITED)

	June 30, 2009	December 31, 2008
ASSETS
Current Assets:
Cash and cash equivalents	$1,620,168	$609,422
Accounts receivable, net	7,070,275	6,030,874
Notes receivable	1,561,462	1,334,078
Other receivable, net	552,549	356,573
Advances to suppliers	8,465,678	6,186,269
Prepaid expenses	245,832	345,686
Inventory, net	7,923,325	7,864,677
Current assets of the discontinued operations	46	46
Total Current Assets	27,439,336	22,727,625

Property and Equipment, net	2,512,538	2,680,207

Construction In Progress	6,357,179	6,066,249

Intangible Assets, net	60,428	73,687
Total Assets	$36,369,481	$31,547,768

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$5,944,014	$3,255,148
Accrued expenses & other payable	2,694,603	2,447,067
Advances from customers	1,570,322	2,580,894
Taxes payable	1,944,665	1,240,411
Loans to related parties	184,662	184,662
Short-term loans payable	2,221,276	1,967,185
Deferred income	186,861	273,753
Current liabilities of the discontinued operations	628,883	628,883
Total Current Liabilities	15,375,288	12,578,003

Long term loan	1,318,500	1,320,390

Commitments and Contingency	-	-

Stockholders' Equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized;5,000,000 shares issued and outstanding	5,000	5,000
Common stock; $0.001 par value; 75,000,000 shares authorized;31,510,540 shares issued and outstanding as of June 30, 2009 and 31,400,540 shares issued and outstanding as of December 31, 2008	31,621	31,401
Additional paid in capital	635,487	615,906
Deferred consulting expense - issuance of warrants	-	(72,815)
Prepaid consulting - issuance of shares	-	(68,750)
Receivable from a related party	(50,000)	(50,000)
Statutory reserve	2,050,992	1,841,241
Other comprehensive income	1,660,196	1,684,649
Retained earnings	10,818,845	9,563,803
Non-controlling interest	4,523,552	4,098,940
Total Stockholders' Equity	19,675,693	17,649,375
Total Liabilities and Stockholders' Equity	$36,369,481	$31,547,768

CHINA YONGXIN PHARMACEUTICALS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE-MONTH AND SIX-MONTH PERIODS ENDED JUNE 30, 2009 AND 2008
(UNAUDITED)

	For the Three-Month Periods		For the Six-Month Periods
	Ended June 30,		Ended June 30,
	2009	2008	2009	2008
Net Revenues	$14,638,615	$14,580,500	$23,823,609	$29,574,097
Cost of Goods Sold	(11,920,027)	(11,723,541)	(18,874,297)	(24,190,231)
Gross profit	2,718,588	2,856,959	4,949,312	5,383,866

Operating Expenses:
Selling expenses	763,290	963,352	1,583,452	1,724,373
General and administrative expenses	767,160	587,915	1,521,874	1,113,315
Total operating expenses	1,530,449	1,551,267	3,105,325	2,837,688

Income From Operations	1,188,139	1,305,692	1,843,986	2,546,178

Other Income (Expense):
Other income	706,758	600,205	794,555	834,140
Other expense	(47,160)	103,634	(20,783)	(34,906)
Interest income (expense)	16,458	(225,005)	7,984	(227,112)
Total other income	676,057	478,834	781,757	572,122

Operating Income Before Income Tax and Non controlling Interest	1,864,196	1,784,526	2,625,743	3,118,300

Provision for income tax	(525,801)	(565,227)	(730,566)	(940,142)

Net Income Before Non controlling Interest	1,338,394	1,219,299	1,895,177	2,178,158

Non controlling interest	(297,801)	(500,378)	(430,386)	(691,881)

Net Income	1,040,594	718,921	1,464,791	1,486,277

Other Comprehensive Item:
Foreign exchange translation gain	(42,017)	294,872	(18,340)	836,712

Net Comprehensive Income	998,577	$1,013,793	1,446,451	2,322,989

Earning per share
Basic	$0.03	$0.02	$0.05	$0.05
Diluted	$0.03	$0.02	$0.05	$0.05
Weighted average number of shares outstanding
Basic	31,148,219	31,116,845	31,095,623	31,079,138
Diluted	32,048,219	32,144,356	31,995,623	32,106,649

CHINA YONGXIN PHARMACEUTICALS INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE SIX MONTH PERIODS ENDED JUNE 30, 2009 AND 2008
(UNAUDITED)

	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income attributable to the company	$1,464,791	$1,486,277
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	152,845	167,869
Stocks and warrants issued or to be issued for services	61,750	141,566
Amortization of prepaid & deferred consulting cost	141,565
Non-controlling interest	430,386	691,881
(Increase) / decrease in current assets:
Accounts receivable	(1,048,523)	(3,183,428)
Notes receivable	(229,403)	-
Other receivable	(196,580)	(799,159)
Advances to suppliers	(2,289,358)	2,077,575
Prepaid expenses	99,406	(70,437)
Inventory	(69,939)	(1,556,377)
Increase / (decrease) in current liabilities:
Accounts payable	1,768,564	1,342,605
Notes payable	552,449	-
Other payable	677,711	2,571
Accrued expense	(107,245)	-
Tax payable	706,368	857,194
Advances from customers	(1,007,358)	1,047,628
Deferred revenue	(86,541)	(249,545)
Net cash provided by operating activities	1,020,888	1,956,221

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from minority interest shareholders	-	11,406
Additions to construction in progress	(275,529)	-
Purchase of property, equipment and intangible assets	-	(2,626,220)
Net cash used in investing activities	(275,529)	(2,614,813)

CASH FLOWS FROM FINANCING ACTIVITIES
Receipt of short term loan	-	1,964,749
Receipts of loan from non-related parties	256,843	-
Receipts of Loan from related parties	-	(1,620,887)
Net cash provided by financing activities	256,843	343,863

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,002,201	(314,730)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	8,545	225,092

CASH AND CASH EQUIVALENTS, BEGINNING BALANCE	609,422	1,180,029

CASH AND CASH EQUIVALENTS, ENDING BALANCE	$1,620,168	$1,090,389

SUPPLEMENTAL DISCLOSURES:
Interest paid	$71,126	$101,631
Income tax paid	$19,097	$-
NON CASH TRANSACTION:
Conversion of account receivable to note receivable	$-	$841,686